Exhibit 99.1

One Horizon Group Brings Optimized Voicemail Service to Aishuo App in China

Expands Open Architecture of Platform with Aishuo Subscriber Voicemail Service

LIMERICK, IRELAND--(September 1, 2015) - One Horizon Group, Inc. (NASDAQ: OHGI) ("One Horizon", "We" or the "Company"), which operates its own Chinese retail VoIP service, branded Aishuo, and develops and licenses a bandwidth efficient mobile voice over Internet Protocol ("VoIP") platform for smartphones, announced today that it has upgraded its mobile VoIP solution to now offer all of its Chinese App subscribers an optimized Voicemail service.

One Horizon delivers an industry leading proprietary optimized-for-mobile VoIP calling solution with competitive per minute call-rates, and In-App telephone number rental feature that provides a Chinese number for friends and family to call our users at low domestic rates even when they travel abroad.

Aishuo now comes standard with free Voicemail.  If a call arrives when the App is busy or offline, the caller will receive a personal greeting recorded by the user in the App, and can leave a voicemail afterwards no matter what phone the caller or user is using. The voicemail will be delivered immediately when the user is available. With voicemail services being uncommon in the Chinese market, the convenience, ease of use, and zero cost for the service is expected to help drive adoption.

Historically Chinese telephone operators have not offered free voicemail service to their subscribers due to capacity and infrastructure constraints. The One Horizon solution is over ten times more efficient at storing voicemails compared to traditional solutions and once delivered, there is no more storage used in the data center. The power of the smartphone means that it is the storage.

One Horizon Group CEO Brian Collins noted, “This is not merely an App-to-App voice message, it is a true caller leaving a message that is delivered to Aishuo as soon as it is online. It is a hybrid feature leveraging the sophistication of the smartphone with the convenience of never missing a call; a cross between Tencent’s Wechat Push-To-Talk and a western style call-answering service. Voicemail is delivered to our App in a Chat-style and is not the old fashioned dial-back-to-listen paradigm. The message is conveniently pushed with a single tap-to-play gesture to listen.”

Aishuo supports all major Android mobile payment platforms including China UnionPay, Alibaba’s Alipay and Tencent’s Wechat Wallet and provides subscribers with convenient options to purchase call credit.

Downloads of the Aishuo retail App have already surpassed 7 million across the 20 Chinese Android App stores including Baidu, Tencent, 360.CN and Xiaomi. The Aishuo rollout to Chinese smartphone users commenced in late February 2015 and the Company is seeking to acquire 15 million new subscribers over a two-year period with a view to leverage this significant user base to achieve industry average revenues per user (ARPU) for similar social media, mobile advertising and mobile VoIP apps.

Aishuo is available as a FREE download in over 25 App stores including Apple’s iTunes, Baidu's 91.com and Baidu.com, the Tencent App store MyApp.com, 360 Qihoo store 360.cn and Xiaomi on mi.com.

About One Horizon Group, Inc.

One Horizon Group Inc.'s business is to optimize communications over the Internet through its wholly owned subsidiary, Horizon Globex GmbH, Zug, which develops and markets one of the world's most bandwidth-efficient mobile voice over Internet Protocol (VoIP) platforms for smartphones, and also offers a range of other optimized data Applications including messaging and mobile advertising. The company controls and operates the Aishuo mobile VoIP service in China. Horizon Globex GmbH is an ISO 9001 and ISO 20000-1 certified company. The Company has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore and Hong Kong. For more information on the Company, its products and services, please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact:

Ted Haberfield
MZ Group | President – MZ North America
Direct:  760-755-2716
Mobile: 858-204-5055
thaberfield@mzgroup.us
www.mzgroup.us